Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of KVH Industries, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of KVH Industries, Inc. on Form S-3 (File No. 333-240358) and on Form S-8 (File Nos. 333-266878, 333-240354, 333-212959, 333-190541, 333-168406, 333-160230, 333-141404, 333-112341, 333-67556, and 333-08491).

/s/ GRANT THORNTON LLP

Boston, Massachusetts
March 16, 2023